EXHIBIT 15(a).1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-80802), pertaining Taro Vit Industries Limited 1991 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 333-13840) pertaining to the 1999 Stock Incentive Plan, and in the Registration Statement (Form S-8 No. 333-123888), pertaining to the Taro Pharmaceuticals Industries Ltd. 2000 Employee Stock Purchase Plan, of our report dated March 16, 2007, with respect to the consolidated financial statements and schedule of Taro Pharmaceuticals Industries Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2005.

Tel Aviv, Israel	Kost, Forer, Gabbay & Kasierer
March 16, 2007	A Member of Ernst & Young Global